EXHIBIT 99.2
Earnings Conference Call
August 14, 2007
9:00 A.M. EDT
Introduction (by SECOND SPEAKER)
     Thank you and good morning everyone. With me today on the conference call is John Textor, Chairman and Chief Executive Officer of BabyUniverse, Inc.
     Before we proceed, I would first like to remind you of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements made during this conference call, which are not historical facts, including future earnings guidance, contain forward-looking statements that involve risks and uncertainties relating to future events or our future financial performance. These statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. Certain of these risks are described in the Company’s Annual Report on Form 10-K for 2006 and subsequent filings made by the Company with the SEC. You are advised to consult further disclosures we may make on related subjects in our future filings with the SEC.
     In some cases, you can identify forward-looking statements by terminology such as “may,” “could,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable at the time they are made, we cannot guarantee future results, levels of activity, performance or achievements.
     At this point, let me turn the call over to John Textor for some opening remarks.
JOHN TEXTOR
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SECOND SPEAKER
Thanks John....
Sales
Net sales were $7.4 million for the second quarter of 2007 as compared to $8.5 million for the first quarter of 2007 and $8.5 million for the second quarter of 2006. Net sales for the six months ended June 30, 2007 were $16 million as compared to net sales of $18 million for the same period in 2006.
Gross profit margin
Our gross profit for the second quarter of 2007 was $2.011 million as compared to $2.453 million for the first quarter of 2007 and $2.355 million for the second quarter of 2006.
Gross profit as a percentage of net sales was 27.0% for the second quarter of 2007 as compared to 28.7% for the first quarter of 2007 and 27.6% for the second quarter of 2006. Year to date gross profit as a percentage of sales was 27.9% as compared to 29.5% during the same period of 2006.
Net loss
Our net loss attributable to common stockholders for the second quarter of 2007 was $1,962,531, or $0.34 per diluted share, as compared to a net loss of $1,743,860, or $0.31 per diluted share, for the first quarter of 2007 and a net loss of $1,205,286, or $0.23 per diluted share, for the second quarter of 2006. Our net loss attributable to common stockholders for the six months ended June 30, 2007 was $3,706,211, or $0.65 per diluted share, as compared to a net loss of $1,402,007, or $0.26 per diluted share, for the same period in 2006.
Operating expenses
Our overall profit performance during the quarter ended June 30, 2007 was again influenced by our continuing strategy to build a balanced eCommerce, new media and content organization and our strategic alternatives process. During the second quarter of 2007 we accomplished several significant objectives, (1) we continued building the brands of

BabyTV.com and ePregnancy.com, our new media and content offerings, as evidenced by an increase in BabyTV subscribers and viewers and the re-launch of ePregnancy.com; (2) we integrated new content from the HealthCentral Network and Real SavvyMoms into the BabyTV.com lineup; (3) we completed a number of private placement transactions and the initial SEC filings necessary in connection with the proposed merger with eToys Direct, Inc.; and (4) we worked with eToys management to develop and communicate transition plans for website migration, data and systems integration, inventory transfer, vendor relations, facilities utilization and employee retention.
Continuing a downward trend from the fourth quarter of 2006, total operating expenses declined to $3.628 million for the second quarter of 2007 as compared to $3.978 million for the first quarter of 2007. Operating expenses were $3.558 million for the second quarter of 2006. The reduction of operating expenses from the first quarter of 2007 was primarily the result of reduced salaries and general and administrative expenses.
Advertising expense declined to $1,217,125 for the second quarter of 2007 as compared to $1,349,211 for the first quarter of 2007. Advertising expense for the second quarter of 2006 was $952,238. Advertising expense for the second quarter of 2007 increased as compared to the second quarter of 2006 due to the increase in commissions paid to our on-line partners such as Amazon.com and Shopzilla.com.
At this time, let me turn the call back over to John for some additional comments.